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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
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/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
PIEDMONT NATURAL GAS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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PIEDMONT NATURAL GAS
COMPANY, INC.

1915 Rexford Road/Post Office Box 33068
Charlotte, North Carolina 28233

Notice Of Annual Meeting Of Shareholders
and
Proxy Statement

Annual Meeting
February 22, 2002

YOUR VOTE IS IMPORTANT

    In order to assure your representation at the Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please see on the first page of this proxy the alternative voting methods using the Internet and telephone.

PIEDMONT NATURAL GAS COMPANY, INC.
1915 Rexford Road
Post Office Box 33068
Charlotte, North Carolina 28233

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 22, 2002

    The Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc. (the "Company"), will be held at the Executive Offices of the Company, 1915 Rexford Road, Charlotte, North Carolina, on February 22, 2002, at 9:30 a.m., EST, for the following purposes:

  1.
  To elect six Directors, each to serve for a term of three years or less (Proposal A); and

  2.
  To ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year (Proposal B); and

  3.
  To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on January 10, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Accordingly, only holders of Common Stock of record on such date will be entitled to vote at the Meeting.

    Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If your shares are registered directly with our transfer agent, American Stock Transfer & Trust Company, you may vote either via the Internet or by calling the transfer agent. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are set forth on the enclosed proxy card. If your shares are held in a bank or brokerage account, you may be eligible to vote your proxy electronically or by telephone. Please refer to the enclosed voting form for instructions.

By order of the Board of Directors,
Martin C. Ruegsegger Vice President, Corporate Counsel and Secretary

January 22, 2002

The form of proxy is enclosed to enable you to vote your shares at the Meeting. You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

PIEDMONT NATURAL GAS COMPANY, INC.
1915 Rexford Road
Post Office Box 33068
Charlotte, North Carolina 28233

PROXY STATEMENT

    The following information is furnished in connection with the Annual Meeting of Shareholders (the "Meeting") of Piedmont Natural Gas Company, Inc. (the "Company"), to be held at the Company's executive offices in Charlotte, North Carolina, on February 22, 2002, and was first mailed to shareholders on or about January 22, 2002. The notice is set forth on the front page of this Proxy Statement. The Company's principal executive offices are located at 1915 Rexford Road, Charlotte, North Carolina 28211, and its telephone number is 704-364-3120.

    The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by Directors, officers and employees, personally or by telephone or facsimile, none of whom will be separately compensated for such activities. The Company has retained W.F. Doring & Co. to assist in the solicitation of proxies in the same manner for an estimated fee of $4,000, plus reimbursement of out-of-pocket expenses. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of shares of Common Stock for the forwarding of proxy materials to the beneficial owners of such shares, and the Company will reimburse them for their expenses.

    The Company had issued and outstanding on January 10, 2002, 32,553,461 shares of Common Stock, which shares constitute the only class of stock which is entitled to notice of and to vote at the Meeting. Only holders of Common Stock of record at the close of business on January 10, 2002, will be entitled to notice of and to vote at the Meeting, one vote for each share of stock.

    The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting will constitute a quorum. Since many shareholders cannot attend the Meeting, it is necessary that a large number be represented by proxy. The Board has accordingly designated proxyholders to represent those shareholders who cannot be present in person and who desire to be so represented.

    The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. However, shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Vice President, Corporate Counsel and Secretary an instrument revoking the proxy or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

    Shareholders whose shares are registered directly with our transfer agent, American Stock Transfer & Trust Company, may vote either via the Internet or by calling American Stock Transfer & Trust Company. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder's identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

    If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If the entity holding your shares is participating in ADP's program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage-paid envelope provided.

    We are offering you the option to receive future proxy materials via the Internet. If you would like to receive future Company proxy statements and annual reports electronically, please visit www.investpower.com to enroll. Please reference the Company number and account number on the front portion of your proxy card. Receiving future annual reports and proxy statements via the Internet will be simpler for you, will save the Company money and is friendlier to the environment. If you have a computer with Internet access, we hope you will follow the instructions and sign up.

    Thank you for your support of Piedmont Natural Gas Company.

Security Ownership of Certain Beneficial Owners

    The following table sets forth each person or entity known by management to own of record or beneficially more than 5% of the outstanding Common Stock.

Title of class	Name and address of Beneficial owner	Amount and nature of beneficial ownership		Percent of class
Common Stock	Cincinnati Financial Corporation 6200 South Gilmore Road Fairfield, Ohio 45014	1,888,600	(1)	5.80%

(1)
According to a Schedule 13G filed with the Securities and Exchange Commission on February 11, 1998, and based upon information provided to the Company by an executive officer of Cincinnati Financial Corporation, Cincinnati Financial Corporation exercises sole voting and sole dispositive power over the shares.

Purposes Of The Meeting

    At the Meeting, the shareholders will consider and vote upon the following matters:

  1.
  The election of six Directors, each of whom would serve for a term of three years or less or until their successors are duly elected and qualified (Proposal A);

  2.
  The ratification of the action of the Board in selecting Deloitte & Touche LLP as independent auditors for the current fiscal year (Proposal B); and

  3.
  Such other business as may properly come before the Meeting or any adjournment(s) thereof.

    The enclosed form of proxy provides a means for any shareholder to direct the proxyholders to vote for all nominees for election to the Board or to withhold authority to vote for any one or more or all of the nominees. A shareholder may also vote for or against or may abstain from voting on Proposal B.

    If the enclosed proxy is properly marked, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions thereon. If no instructions are given, the proxy will be voted for the nominees named herein for election to the Board and for the ratification of the selection by the Board of independent auditors for the current fiscal year. Should other matters properly come before the Meeting, the proxyholders will vote the proxies thereon in accordance with their best judgment.

    Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Meeting. With respect to election of Directors and ratification of auditors, abstentions and broker non-votes will not affect the election results, so long as a quorum is present.

    The Board of Directors unanimously recommends that each shareholder vote FOR each Proposal.

PROPOSAL A

ELECTION OF DIRECTORS

    The By-Laws of the Company provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board, but shall not be less than nine. The Articles of Incorporation divide the Board into three classes, designated Class I, Class II and Class III, with one class standing for election each year for a three-year term. The Articles provide that each class shall consist as nearly as possible of one-third of the total number of directors constituting the entire Board.

    Muriel W. Helms, Donald S. Russell, and John E. Simkins, whose terms expire at the Meeting, are again standing for election in Class I. Ned R. McWherter, whose term also expires at the Meeting, is again standing for election, but in Class II. On December 7, 2001, the Board of Directors nominated Malcolm E. Everett III and Thomas E. Skains as Directors in Class I and III, respectively, for consideration for election as Directors by shareholders at the Meeting. Walter S. Montgomery, Jr., whose term expires in 2004, is resigning from the Board effective with the Meeting in accordance with the retirement policy of the Board. All nominees, with the exception of Messrs. Everett and Skains, have been previously elected by the shareholders.

    In the absence of instructions to the contrary, it is intended that the shares covered by the accompanying proxy will be voted for the election of these persons as directors in the classes denoted above. The election of directors requires a plurality of the votes cast at the Meeting. If all nominees are elected, the Board will consist of twelve members.

    The Board does not know of any nominee or nominees who will be unable or unwilling to serve, but if any of them should be unable to serve, the proxies will be voted under discretionary authority for a substitute or substitutes designated by the Board, unless appropriate action has been taken to provide for a lesser number of directors.

    The following sets forth certain information concerning each person nominated for election as a Director and each person whose term of office as a Director will continue after the Meeting:

Name	Director of the Company Since	Business Experience During Past Five Years and Other Information
Nominees for Election as Directors for Terms Expiring in 2005:
Malcolm E. Everett III	—	Age 55. Senior Executive Vice President, Director of Corporate and Community Affairs, Wachovia Corporation, Charlotte, North Carolina. From January 2001 to September 2001, Mr. Everett was President of the Southeast Region of First Union Corporation. From May 1999 until January 2001, he was President of the Mid-Atlantic Region of First Union National Bank. From 1995 until May 1999, he was Chairman, Chief Executive Officer President of the North Carolina Bank of First Union National Bank.
Muriel W. Helms	1993	Age 60. Partner, Greater Carolinas Real Estate Services, Inc., Charlotte, North Carolina. From 1990 to 1997, Ms. Helms was President of the Charlotte Area of Prudential Carolinas Realty.
Donald S. Russell	1966	Age 63. Attorney at Law, Columbia, South Carolina. Mr. Russell is also a director of Jefferson-Pilot Corporation.
John E. Simkins	1966	Age 63. Business Consultant/Analyst, Cockeysville, Maryland. Since August 2001, Client Relations Analyst, Automatic Data Processing, Inc. From 1998 through 2000, Mr. Simkins was Assistant to the Director, Information Technology division of the Maryland Department of Public Safety. From 1996 through April 1997, he was Deputy State Director, Maryland Small Business Development Center Network.

Nominee for Election as Director for Term Expiring in 2003:
Ned R. McWherter	1995	Age 71. Former Governor of the State of Tennessee, Dresden, Tennessee. Mr. McWherter is also a director of Coca-Cola Bottling Co. Consolidated, Weakley County Bank, and the United States Postal Service.
Nominee for Election as Director for Term Expiring in 2004:
Thomas E. Skains	—	Age 45. Senior Vice President—Marketing and Supply Services. Charlotte, North Carolina. Effective February 22, 2002, Mr. Skains will be President and Chief Operating Officer of the Company, Charlotte, North Carolina. From 1995 to 1999, he was Senior Vice President—Gas Supply and Services.
Directors Continuing in Office Until 2003:
C.M. Butler III	1991	Age 58. Attorney and consultant in financial and regulatory affairs, Houston, Texas.
John W. Harris	1997	Age 54. President of Lincoln Harris LLC (commercial real estate and investment management), Charlotte, North Carolina. Mr. Harris is also a director of Dominion Resources, Inc.
Ware F. Schiefer	1999	Age 64. President and Chief Executive Officer of the Company, Charlotte, North Carolina. Effective February 22, 2002, Mr. Schiefer will relinquish the title of President. From 1999 to 2000, he was President and Chief Operating Officer of the Company. Prior to 1999, he was Executive Vice President of the Company.
Directors Continuing in Office Until 2004:
Jerry W. Amos	1978	Age 63. Partner in the law firm of Nelson, Mullins, Riley & Scarborough, L.L.P. and General Counsel to the Company, Charlotte, North Carolina. Prior to April 2001, Mr. Amos was Partner in the law firm of Amos, Jeffries & Robinson, L.L.P.

D. Hayes Clement	2000	Age 66. Former Partner of Arthur Andersen LLP (certified public accountants), Greensboro, North Carolina.
John H. Maxheim	1979	Age 67. Chairman of the Board of the Company, Charlotte, North Carolina. Mr. Maxheim retired as Chief Executive Officer of the Company on March 1, 2000. Prior to 1999, he was also President of the Company. He is also a director of Conso Products Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Attendance at Board and Committee Meetings

    During the 2001 fiscal year, the Board held four meetings. All Directors except Mr. Russell attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which they served.

Committees of the Board

    The Board has several standing committees, including an Audit Committee, a Compensation Committee and a Directors and Corporate Governance Committee.

    The members of the Audit Committee are D. Hayes Clement (Chairman), C. M. Butler III, Muriel W. Helms and John E. Simkins. The Committee met three times during the fiscal year. The Audit Committee recommends to the Board the engagement of the independent auditors, reviews the arrangements for and scope of the audit, reviews internal auditing procedures and the adequacy of internal controls, and reviews the reports submitted by the independent auditors.

    The members of the Compensation Committee are John W. Harris (Chairman), D. Hayes Clement and Walter S. Montgomery, Jr. The Committee met once during the fiscal year. The Compensation Committee oversees compensation policies and programs, including the Employee Salary Administration Plan and the Executive Long-Term Incentive Plan. It also recommends to the Board the salaries and other compensation of elected officers and Directors and reviews executive development and management succession plans.

    The members of the Directors and Corporate Governance Committee are Ned R. McWherter (Chairman), Jerry W. Amos, John H. Maxheim, John W. Harris and Donald S. Russell. The Committee met twice during the fiscal year. This Committee reviews and articulates the governance structure of the Board and the Company's position and practices on significant issues of public responsibility. This Committee also recommends to the Board nominees to fill vacancies on the Board as they occur and recommends candidates for election as directors at annual meetings of shareholders. The Committee will consider nominees recommended by shareholders upon submission in writing to the Vice President, Corporate Counsel and Secretary of the names of such nominees, together with their qualifications for service and evidence of their willingness to serve. Such nominations to the Board must be made at least sixty days prior to the shareholders' meeting at which the election of directors will take place.

Directors' Compensation

    Directors who are not employees of the Company or its affiliated companies are paid an annual retainer for Board service of $24,000, an annual Company Common Stock grant equivalent to $5,000, an attendance fee of $750 for each Board meeting attended, an attendance fee of $750 for each committee meeting attended in person and held on a date other than the date of a Board meeting, an attendance fee of $500 for each committee meeting attended in person on the date of a Board meeting or attended by telephonic means, and reimbursement for reasonable expenses incurred in attending such meetings. Regarding the annual retainer, Directors must take a minimum of $8,000 in Company Common Stock, but a Director may elect to take the annual retainer all in Company Common Stock. If a Director elects to invest all of the annual retainer and/or all of the attendance fees in the Dividend Reinvestment and Stock Purchase Plan (the "DRIP"), the Company will match 25% of such fees for investment in the DRIP. Directors who are employees receive no additional compensation for their services as Directors.

    A non-employee Director who retires from the Board at any age with more than ten continuous years on the Board or who is at least 72 years of age, if such Director has served on the Board less than ten continuous years, is entitled to receive on retirement from the Board, an annual retirement benefit equal to the annual retainer fee in effect at the time of his or her retirement. This retirement benefit will continue for the life of the Director. Should a non-employee Director die before ten years have elapsed from the retirement date of that Director from the Board, a retirement benefit shall be paid to the Director's designated beneficiary(s) in an amount equal to the annual retainer fee in effect at the time of the Director's retirement for the remaining portion of the ten-year period following the retirement date of that Director from the Board. Should a non-employee Director die while serving on the Board, the Director's previously designated beneficiary(s) shall be paid ten times the annual retainer fee that is in effect at the date of such Director's death.

    In the event of a change in control or a potential change in control, a non-employee Director shall be entitled to receive the benefits listed in the previous paragraph above as if the Director had retired on the date immediately preceding the change in control or potential change in control without regard to the number of years served, or a lump sum cash amount equal to 150% of the net present value of such retirement benefits.

Certain Relationships and Related Transactions

    John H. Maxheim, who formerly served as Chief Executive Officer of the Company, has an agreement with the Company to provide advice and assistance to the Chief Executive Officer and the Board of Directors on a variety of matters. This agreement was effective March 1, 2000, and shall end on February 28, 2003, unless terminated sooner as provided in the agreement; provided, however, that no cancellation by the Company for any reason other than for cause will terminate the requirement to pay the annual fees for three years. For such services, Mr. Maxheim receives annual compensation of $195,000, reimbursement of reasonable travel and other out-of-pocket expenses incurred in connection with his services, and office space and secretarial services at the Company's offices.

    During the five month period ended March 31, 2001, Amos, Jeffries & Robinson, L.L.P., a limited liability partnership received $330,389 for legal services performed for the Company. Prior to April 1, 2001, Jerry W. Amos, a Director and General Counsel to the Company, was a partner in that law firm. Effective April 1, 2001, Amos, Jeffries & Robinson merged into and with Nelson, Mullins, Riley & Scarborough, L.L.P., who continued to provide legal services to the Company during the remainder of the Company's fiscal year and who is expected to continue to perform such services during the current fiscal year. Transactions involving both law firms and the Company were made in the ordinary course of business and, in the opinion of management, were on substantially the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.

    The Board of Directors unanimously recommends a vote FOR the election of the nominees as Directors for the terms stated.

PROPOSAL B

SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors, upon recommendation of the Audit Committee, has selected Deloitte & Touche LLP, independent auditors, to serve as independent auditors for the fiscal year ending October 31, 2002. Deloitte & Touche LLP has acted as the independent auditors of the Company since 1951. Although not required to submit this selection to the shareholders for ratification, the Directors believe it is desirable that an expression of shareholder opinion be solicited.

    Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    During 2001, the fees paid to Deloitte & Touche LLP are listed in the table below.

Fees for Services	Amount
Audit Fees	$377,174
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$272,899	*

*
The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP and has concluded that the services provided under "All Other Fees" do not affect the auditors' independence.

    If a majority of the shares of Common Stock represented at the Meeting is voted against ratification of the selection of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board.

    The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of Common Stock beneficially owned, as of December 1, 2001, by each Director, each officer named in the Summary Compensation Table and all Directors and officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Directors
Jerry W. Amos	71,737(3	)(4)	—
C. M. Butler III	3,398(3)		—
D. Hayes Clement	2,692(3)		—
John W. Harris	8,955(3)		—
Muriel W. Helms	8,351(3	)(5)	—
John H. Maxheim	161,766(3)		—
Ned R. McWherter	10,312(3)		—
Walter S. Montgomery, Jr.	68,843(3	)(7)	—
Donald S. Russell.	67,943(3)		—
Ware F. Schiefer	41,984(6)		—
John E. Simkins	3,028(3)		—
Officers
David J. Dzuricky	12,088(3)		—
Ray B. Killough	38,321(3	)(6)	—
Richard A. Linville	2,736(3)		—
Thomas E. Skains	10,966(3)		—
All Directors and Officers as a Group (31)	725,053(3	)(6)	—

(1)
Unless otherwise indicated, each person listed has sole voting and investment power.

(2)
No person listed in the table beneficially owned more than 1% of the outstanding Common Stock as of December 1, 2001. The number of shares beneficially owned by all Directors and officers as a group represents less than 3% of the outstanding Common Stock.

(3)
The number of shares shown includes those credited to participants' accounts under DRIP.

(4)
Includes 103 shares held by Mr. Amos' grandson, a minor, of which Mr. Amos is custodian of the shares.

(5)
Includes 93 shares held in trust by Ms. Helms for the benefit of grandchildren of Ms. Helms and 423 shares held by Ms. Helms' spouse.

(6)
The number of shares shown includes those credited to participants' accounts under the Salary Investment Plan.

(7)
Includes 1,544 shares held in trust of which Mr. Montgomery is a co-trustee, 87 shares held in trust for the benefit of Mr. Montgomery, and 51,222 shares of which Mr. Montgomery shares voting power as a trustee of the Rose and Walter S. Montgomery, Sr. Foundation.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following Summary Compensation Table sets forth a summary of the compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers in the three fiscal years ended October 31, 2001, 2000 and 1999:

		Annual Compensation		Long-Term Compensation Payouts
Name and Principal Position	Year	Salary(1)	Other Annual Compensation(2)	LTIP Payouts	All Other Compensation(3)
Ware F. Schiefer President and Chief Executive Officer	2001 2000 1999	$388,846 332,462 278,750	$49,690 54,860 52,204	$250,433 168,906 174,900	$103,059 91,574 61,395
Thomas E. Skains Senior Vice President—Marketing and Supply Services	2001 2000 1999	238,692 227,154 223,038	34,655 38,591 41,170	185,281 110,702 114,642	13,107 12,483 11,495
Ray B. Killough Senior Vice President—Operations	2001 2000 1999	238,308 224,231 220,577	35,668 39,900 42,327	196,499 108,853 112,728	20,904 20,163 18,682
David J. Dzuricky Senior Vice President and Chief Financial Officer	2001 2000 1999	237,731 221,846 215,577	32,940 36,618 38,598	174,063 94,095 97,449	27,455 26,028 24,379
Richard A. Linville Vice President—Human Resources	2001 2000 1999	164,077 154,077 149,308	18,526 20,346 19,215	89,912 — —	31,475 31,038 29,807

(1)
Due to the timing of bi-weekly pay period ending dates, the amounts for 1999 include 27 pay periods rather than the normal 26 pay periods.

(2)
The amounts consist of payments of dividend equivalents on units awarded, but not yet distributed, under the Executive Long-Term Incentive Plan.

(3)
These amounts for 2001 consist of the following:

	Schiefer	Skains	Killough	Dzuricky	Linville
Insurance premiums plus assumed income tax liabilities under the Supplemental Executive Benefit Plan (SEBP)	$78,009	$7,857	$15,654	$22,205	$26,225
Salary continuation accruals under the SEBP	19,800	—	—	—	—
Company contributions to the Salary Investment Plan	5,250	5,250	5,250	5,250	5,250

Employment Contracts and Termination, Severance and Change-of-Control Arrangements

    On December 1, 1999, Mr. Schiefer entered into a two-year employment agreement with the Company, effective December 1, 1999 (the "Commencement Date"), at an initial base salary of $288,000 per annum. Mr. Schiefer's base salary may be increased from time to time to reflect the duties required of him. In reviewing his base salary, the Board of Directors considers the overall performance of Mr. Schiefer, the service Mr. Schiefer renders to the Company and its subsidiaries, and changes in the cost of living. Mr. Schiefer is also entitled to participate in any plan relating to incentive compensation, stock options, stock purchase, pension, thrift, profit-sharing, group life insurance, medical coverage, disability coverage, education, or other retirement or employee benefits that the Company has adopted, or may from time to time adopt, for the benefit of its executive officers and for employees generally. Mr. Schiefer is also entitled to such customary fringe benefits, vacation and sick leave as are consistent with the normal practices and established policies of the Company.

    The agreement is automatically extended to a full one-year period on each successive day during the term of the agreement, unless written notice is given that the agreement shall not be extended or the agreement is terminated due to a change in control (as defined in the Severance Agreement described below) of the Company, upon the death or total permanent disability of Mr. Schiefer, upon sixty days' written notice of termination at any time by Mr. Schiefer, or upon notice by the Board of Directors. The agreement shall not extend beyond the date on which Mr. Schiefer reaches 65 years of age. The agreement contains a noncompetition provision.

    Effective December 1, 1999, David J. Dzuricky, Ray B. Killough and Thomas E. Skains, senior executive officers of the Company, entered into employment agreements (the "Employment Agreements") with the Company. The Board had previously determined that the continued retention of the services of these officers on a long-term basis was in the best interest of the Company in that it promoted the stability of senior management and it enabled the Company to retain the services of a well-qualified officer with extensive contacts in the natural gas industry.

    The term of employment under the Employment Agreements is for a one-year period commencing December 1, 1999. All such Employment Agreements shall automatically be extended to a full one-year period on each successive day during the term of each Employment Agreement. If written notice from the Company or the officer is delivered to the other party advising the other party that the Employment Agreement is not to be further extended, then the Employment Agreement is terminated on the first anniversary of the date of notice. No extension shall allow the Employment Agreements to extend beyond the date on which the officer reaches 65 years of age.

    Each officer's base salary may be increased from time to time by the Board as reflected by the duties required of the officer. Each Employment Agreement contains a covenant not to compete with the Company or its subsidiaries for the term of the Employment Agreement without prior written consent of the Company.

    Each Employment Agreement shall be terminated upon the death or permanent disability of the officer. Pursuant to the terms of each Employment Agreement, compensation shall continue to be paid through the end of the month in which the officer died. In the case of permanent disability, if the officer is absent from the full-time performance of his duties for six months, the Company shall terminate the officer after thirty days notice.

    Each of the four senior executive officers has also entered into a Severance Agreement with the Company. If such officer is terminated following a Change in Control, other than (i) by the Company for cause, (ii) by reason of death or disability, or (iii) by the officer without good reason, including retirement from the Company, then the Company shall pay the officer a lump sum severance payment, in cash, equal to three times the officer's annual compensation prior to the officer's termination of employment date (the "Date of Termination"). Furthermore, for a three-year period following the Date of Termination, the Company shall arrange to provide the officer and their dependents life, disability, accident and health insurance benefits substantially similar to those provided to the officer and their dependents immediately prior to the Date of Termination.

Retirement Plan

    The Company maintains a defined benefit plan (the "Retirement Plan") which covers all full-time employees upon attainment of age 21 and completion of one year of service, or attainment of age 30. The full cost of the Retirement Plan is paid by the Company. Benefits under the Retirement Plan become fully vested prior to normal retirement age upon the completion of five years of service, and are determined by a step-rate formula which utilizes the participant's covered compensation, final average earnings and credited years of service.

    In the event of retirement at or after age 65, the average Retirement Plan participant with maximum credited service of 35 years is, in general, entitled to an annual pension for life in an amount which, when added to primary Social Security benefits, will equal approximately 75% of the participant's average annual compensation during the five consecutive years of the last ten years prior to retirement during which the participant received his or her highest compensation. Benefits are also provided under the Retirement Plan in the event of early retirement at or after age 55 with ten years of credited service and in the event of retirement for disability.

    The Retirement Plan provides for fixed benefits computed on an actuarial basis for all covered employees. The amount of the contribution, payment or accrual with respect to a specified person under the Retirement Plan cannot readily be separately or individually calculated. The Company was not permitted by law to make a deductible contribution to the Retirement Plan during the 2001 Plan year, as it was determined by actuaries that the Retirement Plan met the definition of "fully funded" under Section 214(c)(6) of the Tax Code.

    Based upon current remuneration of the individuals named in the Summary Compensation Table and their expected credited years of service at normal retirement age (65), the estimated annual retirement benefit payable upon retirement to each of the named individuals and their credited years of service as of October 31, 2001, are as follows: Mr. Schiefer, $107,604, 36 years; Mr. Dzuricky $91,579, six years; Mr. Killough, $103,596, 28 years; Mr. Linville, $66,524, four years; and Mr. Skains $94,829, six years.

    The amounts shown in the following table are those payable in the event of retirement at age 65 on December 31, 2001. The table illustrates the estimated normal annual retirement benefit payable under the Retirement Plan for the specified remuneration and years of service classifications. The amounts shown do not reflect reductions that would result from joint and survivor elections.

	Annual Benefits Upon Retirement With Years of Service Indicated
Final Average Annual Earnings
	15	25	35
$150,000	$52,064	$72,703	$79,273
200,000	65,232	96,777	107,757
250,000	71,657	112,162	126,962
300,000	71,657	112,162	126,962
350,000	71,657	112,162	126,962
400,000	71,657	112,162	126,962
450,000	71,657	112,162	126,962

    The Employee Retirement Income Security Act of 1974 places certain limitations on benefits which may be paid under qualified plans. Current law limits the amount payable in 2001 under a defined benefit plan to $140,000 and limits compensation used in 2001 for determining benefits to $170,000 per year.

COMPARISONS OF CUMULATIVE TOTAL SHAREHOLDER RETURNS

    The following performance graph compares the Company's cumulative total shareholder return from October 31, 1996 through October 31, 2001 (a five-year period), to that of the Standard & Poor's 500 Stock Index, a broad market index (the "S&P 500"), and to that of the A. G. Edwards Large Natural Gas Distribution Index (the "LDC Peer Group"). The LDC Peer Group index includes large natural gas distribution companies that are representative of the Company's peers in the natural gas distribution industry.

    The graph assumes that the value of an investment in Common Stock and in each index was $100 on October 31, 1996, and that all dividends were reinvested. Stock price performances shown on the graph are not indicative of future price performances.

Comparisons of Five-year Cumulative Total Returns
Value of $100 Invested at October 31, 1996

	1996	1997	1998	1999	2000	2001
Piedmont	100	120	154	148	149	162
S & P 500	100	132	161	203	215	161
LDC Peer Group(1)	100	111	132	129	133	144

(1)
LDC Peer Group—The following companies are included: AGL Resources, Inc., Atmos Energy Corporation, New Jersey Resources, NICOR, Inc., Northwest Natural Gas Company, Peoples Energy Corporation, Piedmont Natural Gas Company, Southwest Gas Corporation, Vectren Corporation, and Washington Gas Light Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors provides overall guidance in the development of executive compensation programs, including the Employee Salary Administration Plan and the Executive Long-Term Incentive Plan. During 2001, the Committee was composed of three outside directors. The Committee reviews the Performance Management Program for salaried employees, the chief executive officer's compensation level, and other officer compensation levels. In addition, the Committee evaluates the performance of management and considers management succession and related matters. To assist the Committee in its review and evaluations, independent compensation consultants are periodically retained to confirm the competitiveness of the Company's compensation policies and practices.

    The goals of the Compensation Committee are to create a compensation program for key executives which will attract, retain and motivate high-quality executives of outstanding ability and to reward those executives for superior corporate performance as measured by financial results and strategic achievements. This provides a greater incentive for the executives to make material contributions to the success of the Company, shareholder value and the service provided to customers.

    In addition, the Compensation Committee has a number of primary objectives for the design and administration of its executive compensation program. The program should:

  •
  Support the Company's strategic business missions:

  •
  Provide compensation that is competitive, both in design and amounts, with the appropriate external marketplace;

  •
  Link pay and performance logically and clearly;

  •
  Put a meaningful and increasing portion of executives' pay at risk;

  •
  Establish and maintain appropriately equitable compensation relationships among Company executives;

  •
  Work in combination with other motivation levers (i.e., promotions, challenging work environments, etc.) to provide a satisfying work experience for executives;

  •
  Be flexible and responsive to the varying needs of the Company;

  •
  Be administered and communicated efficiently and effectively.

    Executive compensation for 2001 was comprised primarily of two elements: base salary and long-term incentive awards. The relative levels of base salary for executives are designed to reflect each executive's scope of responsibility and accountability. To determine the necessary amounts of base salary to attract and retain top quality executives, the Compensation Committee reviews salary and other compensation arrangements in effect at comparable companies. The compensation policy of the Company is that a substantial portion of the annual compensation of each executive relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. Therefore, a material portion of an executive's compensation is "at risk" through long-term incentive compensation. Target levels, depending upon executive responsibilities, can amount to approximately 30-50% of average annual salary compensation. Over time, the compensation policy continues to place less emphasis on base salary and greater emphasis on variable, performance-related long-term incentive compensation. The goal of this policy is to further align the interests of executives with the interests of shareholders.

    Regarding base salary compensation, the compensation for each of the Company officers for 2001 was reviewed and was found to be reasonable as compared with officers in similarly situated positions in comparable companies in view of the Company's performance and the contribution of those officers to established performance standards.

    The "at risk" component of the policy has been implemented through adoption of an executive long-term incentive plan. The Board of Directors and shareholders first approved such a plan in 1986. In 1996, the Board adopted a substantially similar executive long-term incentive plan approved by shareholders in 1997. Under this new plan, as in the old plan, the Board may award units (consisting of a combination of shares of Common Stock and cash) to eligible executives. Depending upon the levels of financial and comparator group performance achieved by the Company during a performance period, distribution of those awards may be made. The plan requires that a minimum threshold be achieved in order for any award to be distributed.

    In 2001, under the Executive Long-Term Incentive Plan, the Board of Directors, at the recommendation of the Compensation Committee, adopted a five-year performance period program that is currently in effect where the financial performance target is a 6% compounded, average increase in net after-tax earnings which will represent 75% of the units awarded and a total shareholder return component which will represent 25% of the units awarded. If targets are achieved, the Board may grant a distribution of the units to eligible executives. If performance exceeds targeted performance goals, up to 120% of the units may be distributed as determined by the Board of Directors.

    In 2001, the Board of Directors, at the recommendation of the Compensation Committee, adopted Company common stock ownership guidelines for all officers; each officer should achieve the established ownership levels over the course of five years. The Committee strongly advocates officer share ownership as a means by which to better align executive interests with those of all shareholders. The President and Chief Executive Officer has a guideline to reach a share ownership position of five times his base salary over the course of the five years. Other officer positions have share ownership guidelines ranging from 2.0 to 3.0 times the officer's base salary.

    The general executive compensation policies described above also apply to the recommendations made by the Compensation Committee and approved by the Board (excluding Mr. Schiefer) with respect to the 2001 compensation for Mr. Schiefer as President and Chief Executive Officer. The 2001 base salary of $400,000 for Mr. Schiefer was based on competitive marketplace compensation packages and his rights under his employment agreement with the Company dated December 1, 1999, as described in the proxy statement. Mr. Schiefer is also eligible for awards of units under the Executive Long-Term Incentive Plan.

Submitted by the Compensation Committee

John W. Harris, Chairman
D. Hayes Clement
Walter S. Montgomery, Jr.

AUDIT COMMITTEE REPORT

    The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended October 31, 2001. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

    The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities by reviewing the audit process, the financial information which will be provided to shareholders and others and the systems of internal controls which management has established. During 2001, the Committee increased from three to four outside directors, each of whom is independent of the management of the Company. All members of the Audit Committee are financially literate and the Chairman of the Audit Committee has accounting or related financial management expertise.

    Following the end of the 2001 fiscal year, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with Deloitte & Touche LLP, the independent auditors of the Company, the matters required to be discussed by SAS 61. The Audit Committee also received the written disclosures and a letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independent accountants' independence.

    Based upon the review and discussions referred to in the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended October 31, 2001.

D. Hayes Clement, Chairman
C. M. Butler III
Muriel W. Helms
John E. Simkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in their ownership to the Securities and Exchange Commission ("SEC"). Specific due dates have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to file by those dates. Based upon Section 16(a) reports that the Company received from such persons for their 2001 fiscal year transactions, the Company believes that there has been compliance with all Section 16(a) filing requirements applicable to such officers and directors for such fiscal year.

PROPOSALS FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

    Any shareholder proposal intended to be presented at the 2003 Annual Meeting of Shareholders must be received by the Vice President, Corporate Counsel and Secretary at the Company's executive offices no later than September 23, 2002, in order to be considered for inclusion in the Proxy Statement for such meeting.

OTHER BUSINESS

    The Board and management do not know of any other matters to be presented at the Meeting. If other matters do properly come before the Meeting, it is intended that the persons named in the accompanying form of proxy will vote the proxies in accordance with their best judgment. The form of proxy confers discretionary authority to take action with respect to any additional matters that may come before the Meeting.

MISCELLANEOUS

    The Annual Report for the 2001 fiscal year, which includes audited financial statements, is being mailed along with this Proxy Statement; however, it is not intended that the Annual Report be a part of the Proxy Statement or a solicitation of proxies.

    Upon written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the fiscal year, including financial statements and schedules thereto, required to be filed with the SEC. Requests should be directed to: Martin C. Ruegsegger, Vice President, Corporate Counsel and Secretary, Piedmont Natural Gas Company, Inc., Post Office Box 33068, Charlotte, North Carolina 28233.

    Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope. In the alternative to completing this form of proxy, you are urged to enter your vote instruction by telephone or via the Internet as explained on the form of proxy enclosed with this Proxy Statement. Your prompt response will be appreciated.

By order of the Board of Directors,
Martin C. Ruegsegger Vice President, Corporate Counsel and Secretary

January 22, 2002

PIEDMONT NATURAL GAS COMPANY, INC.
Proxy for Annual Meeting of Shareholders on February 22, 2002
Solicited on Behalf of the Board of Directors

   As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions.

   The undersigned hereby appoints Jerry W. Amos, John H. Maxheim and Ware F. Schiefer and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of Piedmont Natural Gas Company, Inc., to be held February 22, 2002, and at any adjournment or adjournments thereof, as follows:

   The Board of Directors recommends a vote FOR the following proposals:

A.	ELECTION OF DIRECTORS	/ / FOR the nominees listed below (except as indicated to the contrary below	/ / WITHHOLD AUTHORITY to vote for all nominees listed below

Malcolm E. Everett, Muriel W. Helms, Ned R. McWherter, Donald S. Russell, John E. Simkins and Thomas E. Skains

(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

B. RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

                   / / FOR                   / / AGAINST                   / / ABSTAIN

(Continued and to be signed on the reverse side)

(Continued from other side)

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals A and B.

Dated:	, 2002

Signature of Shareholder
Signature (if held jointly)

Please sign exactly as name appears hereon, date and return in the enclosed business reply envelope. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.
TELEPHONE VOTE AT 1-800-PROXIES OR
INTERNET VOTE AT WWW.VOTEPROXY.COM

QuickLinks

YOUR VOTE IS IMPORTANT
Security Ownership of Certain Beneficial Owners
Purposes Of The Meeting
PROPOSAL A
INFORMATION REGARDING THE BOARD OF DIRECTORS
PROPOSAL B
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Comparisons of Five-year Cumulative Total Returns Value of $100 Invested at October 31, 1996
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSALS FOR 2003 ANNUAL MEETING OF SHAREHOLDERS
OTHER BUSINESS
MISCELLANEOUS